Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement (Form S-8) pertaining to the 2019 Performance Incentive Plan and the 2017 Performance Incentive Plan of Lions Gate Entertainment Corp. of our reports dated May 23, 2019, with respect to the consolidated financial statements and schedule of Lions Gate Entertainment Corp. and the effectiveness of internal control over financial reporting of Lions Gate Entertainment Corp. included in its Annual Report (Form 10-K) for the year ended March 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

October 3, 2019